Form NSAR-A
July 31, 2003
Exhibit 99.77C

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On May 1, 2003, a special meeting of shareholders in each of the Portfolios of Permanent Portfolio Family of Funds, Inc. (“Fund”) was held to vote on the following proposals:

1. To approve a new investment advisory contract (“new Contract”) between the Fund and Pacific Heights Asset Management, LLC (“Pacific Heights”), whereby Pacific Heights would replace World Money Managers (“WMM”) as the investment adviser to the Fund.

2. To elect four directors.

3. To ratify the selection of Tait, Weller & Baker as the Fund’s independent public accountants for the year ending January 31, 2004.

A summary of the voting results is as follows:

                                                         Permanent       Treasury Bill     Versatile Bond     Aggressive Growth
                                                         Portfolio         Portfolio          Portfolio            Portfolio
                                                       -------------     -------------     --------------     -----------------
        Proposal 1. Approval of new Contract:
             Affirmative                               2,318,132.181      544,816.106        247,647.868         169,994.538
             Against                                      71,722.908       23,367.359            646.533           1,727.601
             Abstain                                      38,958.881       15,124.020            441.780           3,993.383
             Broker non-votes                            544,831.000       31,594.000          7,442.000          33,805.000

        Proposal 2. Election of directors:
             David P. Bergland
                 Affirmative                           2,922,830.150      596,280.371        256,178.181         205,174.934
                 Withhold                                 50,814.820       18,621.114                 --           4,285.588
             Hugh A. Butler
                 Affirmative                           2,926,142.417      596,229.495        256,007.500         206,344.830
                 Withhold                                 47,502.553       18,671.990            170.681           3,115.692
             Michael J. Cuggino
                 Affirmative                           2,926,142.417      596,229.495        256,007.500         206,344.830
                 Withhold                                 47,502.553       18,671.990            170.681           3,115.692
             Mark Tier
                 Affirmative                           2,926,142.417      596,229.495        256,007.500         206,344.830
                 Withhold                                 47,502.553       18,671.990            170.681           3,115.692

        Proposal 3. Ratification of
          selection of accountants:
             Affirmative                               2,907,998.283      597,022.296        255,212.944         204,522.360
             Against                                      19,099.379        4,519.155            351.199             368.629
             Abstain                                      46,547.308       13,360.034            614.038           4,564.533

Each of the proposals received the required majority of votes in each Portfolio of the Fund and were adopted. The new Contract became effective immediately upon approval of the shareholders in each Portfolio of the Fund. There were no broker non-votes submitted with respect to the proposals relating to the election of the Fund’s directors and the ratification of the selection of the Fund’s independent public accountants (proposals 2 and 3). No other proposals were voted on at the special meeting.

Each of the directors elected at the special meeting currently serves as a director of the Fund and will hold office until the Fund’s next special meeting of shareholders and until their successors have been duly elected and qualified, or until their earlier resignation or removal.

Pacific Heights incurred solicitation expenses of $19,327 in connection with the special meeting during the six months ended July 31, 2003.